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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

            FIRST SIERRA FINANCIAL DECLARES DIVIDEND DISTRIBUTION OF
                         PREFERRED STOCK PURCHASE RIGHTS

Houston, Texas, December 17, 1998 -- The Board of Directors of First Sierra Financial, Inc. (Nasdaq: FSFH) declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of First Sierra common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of preferred stock at an exercise price of $65.25. The Rights will be exercisable only if a person or group not approved by the Board of Directors acquires 15% or more of First Sierra's common stock or announces a tender offer the consummation of which would result in ownership by a person or a group of 15% or more of such common stock. First Sierra will be entitled to redeem the Rights at $0.01 per Right at any time, prior to expiration of the Rights and prior to the date that is 10 days after it has become public that a 15% position has been acquired, subject to an extension at the discretion of the Board of Directors for up to 10 additional days.

The Rights are designed to assure that all First Sierra stockholders receive fair and equal treatment, and to preserve the long-term value of their investment, in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive tactics to gain control of First Sierra without paying all stockholders a fair price for their shares.

If First Sierra is the surviving corporation in a merger with a 20% stockholder and its common stock is not changed or exchanged, if a person or group acquires 20% or more of First Sierra's common stock, or if a person commences a tender offer which would allow such person or group to acquire 20% or more of the Company's outstanding common stock, each Right, except Rights held by the prospective acquiror (which will become null and void), will entitle its holder to purchase, at the Right's then-current exercise price, First Sierra common stock having a market value at such time of twice the Right's exercise price.

If First Sierra is acquired in a merger or other business combination transaction, each Right, except Rights held by the acquiring company (which will become null and void), will entitle its holder to purchase, at the Right's then-current exercise price, such number of the acquiring company's shares as have a market value at such time of twice the Right's exercise price.

The Board of Directors of First Sierra also has the option, after a person or group acquires 15% or more of the Company's outstanding common stock or there occurs any of certain enumerated triggering events, to exchange the Rights, except Rights held by the acquiring person or group (which will become null and void), for First Sierra common stock at an exchange ratio of one share of First Sierra common stock per Right.


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The dividend distribution will be made on December 30, 1998 to stockholders of record on December 28, 1998. In addition, shares issued in certain transactions after December 28, 1998 will be issued with a related Right. The Rights will expire on December 30, 2008. The distribution of the Rights is not taxable to stockholders.

Details of the Rights distribution are contained in a letter that will be mailed to all First Sierra stockholders.

First Sierra Financial, Inc., headquartered in Houston, Texas, is a specialty finance company that acquires, originates, sells and services equipment leases on a wide range of computers and peripherals, software, telecommunications, and diagnostic equipment as well as other specialized equipment for the health care, automotive, food and hospitality industries. The Company customizes lease financing products and offers servicing and technological support via on-line connections to its state-of-the-art computer system. First Sierra operates 25 offices in 12 states in the US and three locations in the UK.

This release contains forward-looking statements. These statements are subject to certain rights and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. Readers should also carefully review the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 1997.